Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Perma-Fix Environmental Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, Par value $0.001	Rule 457(c) and Rule 457(h)(1)	500,000	$10.8375	(2)	$5,418,750	0.00011020	$597.15

Total Offering Amounts						$5,418,750	0.00011020	$597.15
Total Fee Offsets								—
Net Fees Due								$597.15

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Perma-Fix Environmental Services, Inc. (the “Registrant”) that become issuable under the Registrant’s 2003 Outside Directors Stock Plan (the “Plan”) herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $10.8375 per share of Common Stock, the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on May 15, 2023.